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Exhibit 23.1

ACCOUNTANTS' CONSENT

The Board of Directors:
Trans World Entertainment Corporation

        We consent to the incorporation by reference in the registration statement on Form S-8 of Trans World Entertainment Corporation pertaining to the Trans World Entertainment Corporation 2002 Stock Option Plan of our report dated March 14, 2002, relating to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of February 2, 2002 and February 3, 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 2, 2002, which report appears in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended February 2, 2002.

                      /s/ KPMG LLP

Albany, New York
November 25, 2002

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ACCOUNTANTS' CONSENT